Exhibit 99.1

UTStarcom Lowers Full Year Revenue Target

Company’s new management targets revenue range of US$ 270-280 million

BEIJING, Oct 21, 2010 /PRNewswire via COMTEX News Network/ — UTStarcom, Inc. (Nasdaq: UTSI) lowered the company’s full year revenue target range to US$ 270-280 million, down from the US$ 325 million target that previous management had articulated. The decision to lower the target range was driven primarily by slower than expected final acceptances and project completions for several large contracts.

Jack Lu, newly appointed President and CEO said that, “These kinds of delays can occur in equipment sales-based businesses, and they are among the key factors in our decision to lower our range of targeted revenues. We are working to correct this dynamic by shifting our business model, adding to our existing equipment-sales based business, new service-based opportunities, that can provide more predictable, high margin, recurring revenues. The strategic cooperation in Internet TV which we announced today is an example of this.”

In another press release issued today, the Company announced three shifts in its business strategy and a new strategic partnership with Cristar Media (Beijing) Co., Ltd. (“Cristar”), a company affiliated with China Radio International, one of China’s three national level broadcasters, to provide Internet TV services in China, as well as to Chinese in overseas Chinese communities and China watchers around the world.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The Company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991, listed in NASDAQ in 2000, the Company has its operational headquarters in Beijing, China and research and development operations in China and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com. ’

Forward-Looking Statements

This release includes forward-looking statements, including statements regarding the Company’s targeted revenue range for its fiscal 2010, transition to a new business model, the predictability and margin for any recurring revenue in the new business model and strategic relationship with Cristar. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These include uncertainties concerning the timing and extent of customer acceptances; risks to the completion of certain projects during 2010, including potential difficulties in obtaining security clearances and other regulatory approvals; uncertainties concerning future revenues under the Company’s new business model; and uncertainties regarding the Company’s ability to close certain investments related to its strategic partnership with Cristar, to execute on its business plan, and to manage regulatory matters. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. The Company is in a period of significant transition and in the conduct of its business is exposed to additional risks as a result. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

SOURCE UTStarcom, Inc.

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